Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (as may be amended or restated, this “Agreement”) is dated as of March 24, 2023, between Alimera Sciences, Inc., a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser”, and collectively, the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement, in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”);  and

WHEREAS, following the Tranche 1 Closing Date, the Company will file with the Commission a definitive proxy statement (the “Proxy Statement”), with respect to a meeting of the Company’s stockholders to obtain the Stockholder Approval (as defined below).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

Article I. DEFINITIONS
1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Caligan” means Caligan Partners LP.

“Certificate of Designation” means the certificate of designation settings forth the powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series B Convertible Preferred Stock.

“Change of Control” means a Liquidation Transaction (as defined in the Certificate of Designation).

“Closing” means each closing of the purchase and sale of the Securities pursuant to Section 2.1.

“Closing 8-K” shall have the meaning ascribed to such term in Section 4.4.

“Closing Date” means the Tranche 1 Closing Date or the Tranche 2 Closing Date, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.01 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Company” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Company Counsel” means Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP with offices located at One Marina Park Drive, Suite 900, Boston, MA 02210.

“Company Stockholders Meeting” shall have the meaning ascribed to such term in Section 4.11(a).

“Conversion Shares” means the shares of Common Stock issuable upon conversion of each of the Shares.

“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options, warrants, restricted stock units, deferred stock units or performance-based stock units.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA” means the Food and Drug Administration.

“Knowledge of the Company” means the actual knowledge of the Chief Executive Officer, Chief Financial Officer and General Counsel of the Company, after reasonable due inquiry.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction that has the practical effect of creating any of the foregoing.

“Material Adverse Effect” means: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the Company’s authority or ability to perform on a timely basis in any material respect its obligations under any Transaction Document or (iii) a material adverse change in the results of operations, assets, business or condition (financial or otherwise) of the Company.

“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“Per Share Purchase Price” means $1,000.00 per share.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Majority” means the Purchasers of a majority in interest of the Shares.

“Preferred Stock” means the Series B Convertible Preferred Stock of the Company, par value $0.01 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Press Release” shall have the meaning ascribed to such term in Section 4.4.

“Press Release 8-K” shall have the meaning ascribed to such term in Section 4.4.

“Purchaser” and “Purchasers” shall have the meaning ascribed to such terms in the preamble to this Agreement.

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.6.

“Qualified Financing” shall mean a financing transaction pursuant to which the Company sells to one or more investors (a) Common Stock and/or (b) other equity securities that are convertible into Common Stock, in each case having an as-converted per share of Common Stock price of less than or equal to the Tranche 2 Conversion Price (determined as of the closing of such Qualified Financing) and with substantially similar use of proceeds as the Tranche 2 Closing.

“Registration Rights Agreement” means that certain registration rights agreement executed by the parties hereto of even date herewith.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(f).

“Securities” means the Shares, the Conversion Shares, the Warrants, and the Warrant Shares.

“Securities Act” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Shares” means the shares of Preferred Stock (or, with respect to the Tranche 2 Closing, shares of Common Stock or other shares of preferred stock of the Company as provided in Section 2.1(b), as applicable) issued or issuable to each Purchaser pursuant to this Agreement.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Preferred Stock or Common Stock).

“Stockholder Approval”  means such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the stockholders of the Company with respect to the transactions contemplated by the Transaction Documents, including the issuance of all of the Conversion Shares and Warrant Shares in excess of the Exchange Cap and the Change of Control Cap (each as defined in the Certificate of Designations).

“Subsidiary”  means any joint venture or entity in which the Company, directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

“Tranche 1 Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for the Securities purchased hereunder at the Tranche 1 Closing, in United States dollars and in immediately available funds, the amount as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Tranche 1 Subscription Amount”.

“Tranche 2 Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for the Securities purchased hereunder at the Tranche 2 Closing, in United States dollars and in immediately available funds, the amount as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Tranche 2 Subscription Amount”.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successor exchanges of any of the foregoing).

“Tranche 1 Conversion Price” means $2.10.

“Tranche 1 Closing Date” means the date on which the Company issues and sells to the Purchasers 12,000 shares of Preferred Stock and the Warrants, in consideration for $12,000,000.

“Tranche 2 Conversion Price” means the 30-day preceding VWAP of the Company’s Common Stock on The Nasdaq Stock Market prior to the Tranche 2 Closing Date (as adjusted for stock splits, combinations, stock dividends, recapitalizations and the like), but in no event (i) less than eighty percent (80%) of the then applicable Tranche 1 Conversion Price or (ii) greater than two-times (2x) the then applicable Tranche 1 Conversion Price.

“Tranche 2 Closing Date” means the date on which the Company issues and sells to the Purchasers 15,000 shares of Preferred Stock in consideration for $15,000,000.

“Transaction Documents” means this Agreement, the Certificate of Designation, the Warrants, and the Registration Rights Agreement.

“Transfer Agent” means American Stock Transfer & Trust Company, with a mailing address of 59 Maiden Lane, New York, NY 10038-4667, and a telephone number of (212) 936-5100, and any successor transfer agent of the Company.

“Transfer Agent Instructions” means those certain irrevocable Transfer Agent Instructions, in a form mutually agreed upon by the Company and the Purchasers, which shall be delivered by the Company to the Transfer Agent pursuant to Section 5.2.

“Velan” means Velan Capital Investment Management LP.

“VWAP”  means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Preferred Majority then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrant” means a warrant to purchase shares of Common Stock delivered to the Purchasers at the Tranche 1 Closing in accordance with Section 2.2(a), in the form of Exhibit A attached hereto.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

Article II. PURCHASE AND SALE
2.1 Closings.

(a)On the Tranche 1 Closing Date, upon the terms and subject to the conditions set forth herein, the Company shall issue and sell to each Purchaser, and each Purchaser shall, severally and not jointly, purchase from the Company, such aggregate number of Shares set forth opposite such Purchaser’s name on Schedule A hereto at the Per Share Purchase Price (which aggregate amount for all Purchasers shall be 12,000 shares of Preferred Stock), and (ii) a Warrant to initially acquire up to that aggregate number of additional shares of Common Stock set forth opposite such Purchaser’s name on Schedule A hereto (which aggregate amount for all Purchasers shall be Warrants to purchase an aggregate number of shares of Common Stock equal to $12,000,000 divided by the Tranche 1 Conversion Price on the terms set forth in the Warrants). On the Tranche 1 Closing Date, each Purchaser shall deliver to the Company, via wire transfer, immediately available funds equal to such Purchaser’s Tranche 1 Subscription Amount, and the Company shall deliver to such Purchaser its respective Shares and Warrants as determined pursuant to Section 2.2(a), and the Company and such Purchaser shall deliver the other items set forth in Section 2.2 (the “Tranche 1 Closing”). The Tranche 1 Closing shall occur remotely via the electronic exchange of documents and signatures.  The aggregate purchase price for the Preferred Stock and the Warrants to be purchased by each Purchaser at the Tranche 1 Closing shall be the amount set forth opposite such Purchaser’s name on Schedule A hereto.

(b)On the Tranche 2 Closing Date, upon the terms and subject to the conditions set forth herein, the Company shall issue and sell to each Purchaser, and each Purchaser shall, severally and not jointly, purchase from the Company, such aggregate number of Shares set forth opposite such Purchaser’s name on Schedule B hereto at the Per Share Purchase Price (which aggregate amount for all Purchasers shall be 15,000 shares of Preferred Stock); provided, however, if Stockholder Approval is obtained prior to the Tranche 2 Closing, subject to the penultimate sentence of this Section 2.1(b), the securities issued and sold at the Tranche 2 Closing will be shares of Common Stock (at price a per share equal to the Tranche 2 Conversion Price) rather than shares of Series B Convertible Preferred Stock.  The aggregate purchase price for the Preferred Stock to be purchased by each Purchaser at the Tranche 2 Closing shall be the amount set forth opposite such Purchaser’s name on Schedule B hereto. On the Tranche 2 Closing Date, each Purchaser shall deliver to the Company, via wire transfer, immediately available funds equal to such Purchaser’s Tranche 2 Subscription Amount, and the Company shall deliver to such Purchaser its respective Shares as determined pursuant to Section 2.2(b), and the Company and such Purchaser shall deliver the other items set forth in Section 2.2 (the “Tranche 2 Closing”). The Tranche 2 Closing shall occur remotely via the electronic exchange of documents and signatures. The Tranche 2 Closing shall only occur at the mutual agreement of the Preferred Majority and the Company; provided that in no event shall the Tranche 2 Closing occur later than December 31, 2023, if at all.  For the avoidance of doubt, if Stockholder Approval is obtained prior to the Tranche 2 Closing, the securities issued and sold at the Tranche 2 Closing will be shares of Common Stock (at price a per share equal to the Tranche 2 Conversion Price) rather than shares of Series B Convertible Preferred Stock.  The number of Shares to be issued on the Tranche 2 Closing Date shall be subject to increase by mutual agreement of the Company and the Purchasers. Notwithstanding anything to the contrary contained herein,  if stockholder approval is required pursuant to Nasdaq Listing Rule 5635(a) (or any successor rule) prior to the issuance of any of the Shares (or conversion of such Shares into Conversion Shares) purchased at the Tranche 2 Closing (such conversion limit under such rule, the “Acquisition Cap”), the securities to be issued at such closing shall consist of a newly authorized series of the Company’s preferred stock that will not be convertible into Common Stock in excess of the Acquisition Cap prior to such stockholder approval (and, if Stockholder Approval has been obtained, shares of Common Stock up to the Acquisition Cap). The newly designated series of preferred stock will have rights, preferences and privileges substantially consistent and on par with the Series B Convertible Preferred Stock and such other terms as mutually agreed to by the Company and the Preferred Majority.

2.2 Deliveries.
(a) Tranche 1 Company Deliverables. On or prior to the Tranche 1 Closing Date, the Company shall deliver or cause to be delivered to the Purchasers the following:

(i) Warrants registered in the name of such Purchasers, to purchase up to such number of shares of Common Stock as set forth opposite each such Purchaser’s name on Schedule A hereto, duly executed by the Company;

(ii) the copy of the Certificate of Designation, which shall have been filed with the Secretary of State of the State of Delaware and shall be in full force and effect, enforceable against the Company in accordance with its terms and shall not have been amended;

(iii) a legal opinion of Company Counsel, addressed to the Purchasers and dated the Tranche 1 Closing Date, in form and substance satisfactory to the Purchasers;

(iv) a certificate of the Secretary of the Company, dated as of the Tranche 1 Closing Date, (A) certifying the resolutions adopted by the Board of Directors or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Preferred Stock and Warrants, (B) certifying the current versions of the certificate of incorporation, as amended, and bylaws of the Company, and (C) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company;

(v) an officer’s certificate certifying that the conditions to close found in Section 2.3(b)(i) and (ii) have been satisfied;
(vi) a copy of the Registration Rights Agreement executed by the Company; and
(vii) executed copies of the indemnification agreements with the directors of the Company designated by each of the Purchasers, executed by the Company.
(b) Tranche 2 Company Deliverables. On or prior to the Tranche 2 Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:
(i) a legal opinion of Company Counsel, addressed to the Purchasers and dated the Tranche 2 Closing Date, in form and substance satisfactory to the Purchasers;

(ii) a certificate of the Secretary of the Company, dated as of the Tranche 2 Closing Date, (A) certifying the resolutions adopted by the Board of Directors or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Preferred Stock and Warrants, (B) certifying the current versions of the certificate of incorporation, as amended, and bylaws of the Company, and (C) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company;

(iii) an officer’s certificate certifying that the conditions to close found in Section 2.3(b)(i) and (ii) have been satisfied; and
(iv) an executed copy of the indemnification agreement with the director of the Company designated by mutual agreement of the Purchasers, executed by the Company.
(c) Tranche 1 Purchasers’ Deliverables. On or prior to the Tranche 1 Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:
(i) such Purchaser’s Tranche 1 Subscription Amount by wire transfer to the account specified by the Company;
(ii) a copy of the Registration Rights Agreement executed by such Purchaser; and
(iii) executed copies of the indemnification agreements with the directors of the Company designated by the Purchasers, executed by such directors.
(d) Tranche 2 Purchasers’ Deliverables. On or prior to the Tranche 2 Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:
(i) such Purchaser’s Tranche 2 Subscription Amount by wire transfer to the account specified by the Company; and
(ii) an executed copy of the indemnification agreement with the director of the Company designated by the Purchasers, executed by such director.
2.3 Closing Conditions.
(a) Company Conditions to Close. The obligations of the Company hereunder in connection with each Closing are subject to the following conditions being met or waived by the Company:

(i) the accuracy in all material respects on the Closing Date of the representations and warranties of the Purchasers contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements of each Purchaser required to be performed at or prior to the Closing Date shall have been performed; and
(iii) the delivery by each Purchaser of the items set forth in Section 2.2(c) and (d), as applicable.

(b) Purchasers’ Conditions to Close. The respective obligations of the Purchasers hereunder in connection with each Closing are subject to the following conditions being met or waived by the Preferred Majority:

(i) (A) with respect to the Tranche 1 Closing Date, the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) of the representations and warranties of the Company contained herein when made as of the Tranche 1 Closing Date; and (B) with respect to the Tranche 2 Closing Date, the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) of the representations and warranties of the Company contained herein when made and the accuracy of the representations and warranties of the Company contained herein as of the Tranche 2 Closing Date, except where any inaccuracies in the representation and warranties (disregarding any materiality and Material Adverse qualifications) do not constitute a Material Adverse Effect;

(i) all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;
(ii) the delivery by the Company of the items set forth in Section 2.2(a) and (b), as applicable;
(iii) the Company shall have filed the Certificate of Designations with the Secretary of State of the State of Delaware on or prior to the Tranche 1 Closing;

(iv) prior to or contemporaneously with the Tranche 1 Closing, the refinancing by the Company of its credit facility with SLR Investment Corp., on terms previously agreed upon by the Company and the Preferred Majority;

(v) prior to or contemporaneously with the Tranche 1 Closing, the repurchase by the Company of the Common Stock and Series A Preferred Stock held by the current holder of the Company’s Series A Preferred Stock as of the date hereof, on terms previously agreed upon by the Company and the Preferred Majority (the “Repurchase”);

(vi) since the date of execution of this Agreement, no event or series of events shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company; provided,  however, that no event, change or effect to the extent arising out of, resulting from or attributable to any of the following shall be deemed to constitute, nor be taken into account in determining whether any event or series of events shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company: (A) changes in the Company’s industry or the overall economy, the securities markets, financial markets or capital markets of the United States or worldwide generally; (B) general worldwide economic, business or political conditions; (C) any act of war (whether or not declared), sabotage, terrorism, military action or the escalation thereof; (D) any change in accounting requirements or principles or any change in applicable laws, rules or regulations, provided such change is not applicable solely to the Company; (E) any event, change or effect resulting from the announcement of this Agreement in compliance with the terms of this Agreement, and/or pendency of the transactions contemplated by this Agreement; (F) earthquakes, hurricanes, floods or other natural disasters, including pandemics or other public health emergencies and responses thereto; (G) any failure, in and of itself, by the Company to meet any internal or published financial projections, predictions, estimates or expectations for any period ending on or after the date of this Agreement (provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred if not otherwise expressly excluded hereunder); (H) actions taken or the failure to take action as a direct result of the covenants or restrictions set forth in this Agreement; (I) any decline in the trading price of the Common Stock

(provided that the underlying causes of such decline may be considered in determining whether a Material Adverse Effect has occurred if not otherwise expressly excluded hereunder); or (J) any event, change or effect relating to the review of the Commission or the Trading Market of the transactions contemplated by this Agreement, including, without limitation, the Proxy Statement and the additional listing application relating to the Securities, except, in case of clause (A), (B), (C), (D) or (F), to the extent that such change, effect, event, matter, occurrence or state of facts has a materially disproportionate effect on the Company relative to similarly-situated companies in the industry in which the Company operates;

(vii) the Company shall have taken no action designed to, or reasonably likely to have the effect of terminating the registration of the Common Stock under the Exchange Act or delisting or suspending from trading the Common Stock from the Trading Market, nor shall the Company have received any written information from the Commission or the Trading Market, as applicable, suggesting that the Commission or the Trading Market, as applicable, is contemplating terminating such registration or listing, other than as disclosed to the Purchasers prior to the date hereof;

(viii) from the date hereof to the applicable Closing Date, the Common Stock shall be designated for quotation or listed on the Trading Market and trading in the Common Stock shall not have been suspended by the Commission or the Trading Market (except for (A) any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing and (B) any suspension of trading in securities generally as reported by Bloomberg L.P.); and

(ix) no action shall have been taken and no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(c) Board of Directors.  Pursuant to and in accordance with the rights set forth in Section 4.13, the Board of Directors shall have elected, effective as of the Tranche 1 Closing, Mike Kaseta and Adam Morgan (or such other individuals designated by the applicable Purchasers, which other individuals are acceptable to the Company, such acceptance not to be unreasonably withheld) to the Board of Directors of the Company, to serve as a Class I  Director and a Class III Director, respectively. The Board of Directors shall have elected, effective as of the Tranche 2 Closing, one additional individual designated by mutual agreement of the Purchasers, which other individual shall be acceptable to the Company (such acceptance not to be unreasonably withheld), to the Board of Directors of the Company.

(d) Observers. Pursuant to and in accordance with the rights set forth in Section 4.13, David Johnson shall have been appointed as an initial observer to the Board of Directors.
Article III. REPRESENTATIONS AND WARRANTIES
3.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each Purchaser:

(a) Organization and Qualification. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have or reasonably be expected to result in a Material Adverse Effect. The Company’s subsidiaries are set forth in its most recent annual report on Form 10-K filed with the Commission. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b) Authorization; Enforcement. The Company has all requisite corporate power and corporate authority to enter into and to perform its obligations under the Transaction Documents, to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder, and to issue (or reserve for issuance) the Securities in accordance with the terms thereof. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof (including the issuance of the Securities) have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required by the Company or the Board of Directors (other than Stockholder Approval). This Agreement and each of the other Transaction Documents has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by applicable laws or public policy underlying such laws (collectively, the “Enforceability Exceptions”).

(c) No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, the issuance of the Securities and the consummation by the Company of the transactions contemplated thereby do not and will not: (i) conflict with or violate any provision of the Company’s Restated Certificate of Incorporation or bylaws, (ii) conflict with, violate, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations) or by which any property or asset of the Company is bound or affected; except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents (including the issuance of the Securities), other than: (i) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, (ii) a Notification Form: Listing of Additional Shares and Notification Form: Change in the Number of Shares Outstanding to the Trading Market for the listing of the Conversion Shares and Warrant Shares for trading thereon, and (iii) such filings as are required to be made under applicable state securities laws.

(e) Issuance of the Securities; Registration. The Shares are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, and subject to the acceptance of the Certificate of Designations by the Secretary of State of the State of Delaware, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The Warrants are duly authorized, and when duly executed and delivered by the Company in accordance with the applicable Transaction Documents, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with their terms, except as limited by the Enforceability Exceptions. The Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The Conversion Shares, when issued in accordance with the Company’s Certificate of Incorporation, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The Company has reserved from its duly authorized capital stock the maximum number of shares of Preferred Stock issuable pursuant to this Agreement and the Warrants as of the date hereof and the maximum number of Conversion Shares issuable upon conversion of the Shares and the Warrant Shares as of the date hereof.

(f) SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve (12) months preceding the date hereof (all of the foregoing and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Reports. To the Knowledge of the Company, none of the SEC Reports, at the time they were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to, or identified in, Rule 144(i) under the Securities Act. The financial statements of the Company included in the SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly presented in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(g) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice or (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting (other than in accordance with pronouncements under GAAP), (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information.

(h) Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which (i) challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.

(i) Intellectual Property. The Company owns, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights sufficient for the operation of its business as described in the SEC Reports and which the failure to so have would reasonably be expected to have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). The Company has not received a notice (written or otherwise) within the two (2) year period prior to the date of this Agreement that any of the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned within two (2) years after the date of this Agreement. Except as otherwise described in the SEC Reports, the licenses relating to Intellectual Property Rights described in the SEC Reports (the “Intellectual Property Licenses”) are valid, binding upon and enforceable against the Company, and to the Knowledge of the Company, against the parties thereto, in accordance with their terms. The Company has complied in all material respects with, and is not in breach nor has received any written claim of breach of, any Intellectual Property License, and the Company has no knowledge of any breach or anticipated breach by any other Person to any Intellectual Property License. The Company has not received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise does not have any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as would not have or reasonably be expected to result in a Material Adverse Effect. To the Knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j) Sarbanes-Oxley; Internal Accounting Controls. The Company and its Subsidiaries are in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the applicable Closing Date. Since the end of the period covered by the most recently filed periodic report under the Exchange Act, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company.

(k) Certain Fees. Except as set forth on Schedule 3.1(k), no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.1(k) that may be due in connection with the transactions contemplated by the Transaction Documents.

(l) Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market.

(m) Investment Company. The Company is not and immediately after receipt of payment for the Securities will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(n) Disclosure. All of the disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company, its business and the transactions contemplated hereby is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2.

(o) Acknowledgment Regarding Purchasers’ Purchase of Securities. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(p) Regulatory Permits; FDA. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities (including, without limitation, those from the FDA and any other federal, state, local or foreign regulatory authorities performing functions similar to those performed by the FDA) necessary to conduct its business as described in the SEC Reports, except where the failure to possess such permits would not reasonably be expected to result in a Material Adverse Effect. There is no pending, completed or, to the Knowledge of the Company, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against the Company, and the Company has not received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) imposes a clinical hold on any clinical investigation by the Company, (ii) enjoins production at any facility of the Company, (iii) enters or proposes to enter into a consent decree of permanent injunction with the Company, or (iv) otherwise alleges any violation of any laws, rules or regulations by the Company, and which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The properties, business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA.

(q) Clinical Trials. All studies, tests and preclinical and clinical trials conducted by or on behalf of the Company were and, if still pending, are being, conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state and federal laws, rules, regulations and guidance, including, but not limited to the applicable requirements of Good Laboratory Practices or Good Clinical Practices, as applicable, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The descriptions of the results of such studies, tests and trials (including adverse events) contained in the SEC Reports, if any, are not inconsistent with the description made to governmental authorities of such results in any material respects. Except as described in the SEC Reports, no results of any other studies or tests have come to the attention of the Company that have caused the Company to believe that such results call into question the results described in the SEC Reports of the clinical trials. The Company has not received any notices or correspondence from the FDA or any other governmental authority requiring the termination, suspension or modification of any clinical trials currently conducted by, or on behalf of, the Company or in which the Company has participated that are described in the SEC Reports, if any, or the results of which are referred to in the SEC Reports.

(r) Foreign Corrupt Practices; Anti-Bribery; Office of Foreign Assets Control; Money Laundering. Neither the Company, nor to the Knowledge of the Company, any agent or other person acting on behalf of the Company, (i) has directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) has made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) has failed to disclose fully any contribution made by the Company which is in violation of law, (iv) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, (v) has taken or proposed to take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to improperly influence official action or secure an improper advantage or (vi) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. To the Knowledge of the Company, the operations of the Company are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and anti-corruption laws and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened. The Company has instituted policies and procedures designed to promote and achieve material compliance with such laws and with the representation and warranty contained herein.

(s) Waiver of Section 203. The Board of Directors has waived the provisions of Section 203 of the Delaware General Corporation Law with respect to the issuance of the Shares and Warrants to the Purchasers. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested stockholder, business combination, poison pill (including, without limitation, any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation, Bylaws or other organizational documents or the laws of the State of Delaware which is or could reasonably be expected to become applicable to any Purchaser as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and any Purchaser’s ownership of the Securities.

(b) Capitalization.     The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, $0.01 par value per share, of the Company. As of the date hereof, there were (i) 7,013,013 shares of Common Stock outstanding; (ii) 600,000 shares of Series A

Preferred Stock outstanding, none of which will be outstanding immediately following the Tranche 1 Closing Date; (iii) no shares of Series B Preferred Stock; (iv) an aggregate of 1,213,303 shares of Common Stock subject to outstanding stock options of the company; and (v) an aggregate of 91,904 shares of restricted stock. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any stock option plan of the Company will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid.

(i) Except as set forth in Section 3.1(t)(i) and for issuance of equity awards to officers, directors, employees, consultants, advisors or contractors of the Company pursuant to stock option, stock purchase plans or other equity incentive plans on terms approved by the Company’s Board of Directors, there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting securities of or ownership interests in the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (C) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company.

(t) No Integrated Offering.  Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the Securities to require the approval of the stockholders of the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the Trading Market, other than the Stockholder Approval.

3.2 Representations and Warranties of the Purchasers. Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the execution of this Agreement on the date hereof to the Company as follows (unless as of a specific date therein):

(a) Organization; Authority. Such Purchaser is duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Warrant and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as limited by the Enforceability Exceptions.

(b) No Conflicts. The execution, delivery and performance of the Transaction Documents to which it is a party by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby do not and will not: (i) conflict with or violate any provision of the Purchaser’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) violate, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument to which such Purchaser is a party or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which such Purchaser is subject (including federal and state securities laws and regulations) or by which any property or asset of such Purchaser is bound or affected; except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not individually or in the aggregate, reasonably be expected to have a material adverse effect on the transactions contemplated hereby or in the other Transaction Documents or the authority or ability of such Purchaser to perform it obligations under the Transaction Documents.

(c) Understandings or Arrangements. Such Purchaser is acquiring the Securities as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws). Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

(d) Purchaser Status. At the time such Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it converts any Shares or exercises any Warrants, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(e) Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(f) Access to Information. Such Purchaser acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the SEC Reports and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(g) Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, such Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the past six months. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future. Each Purchaser acknowledges that it has had the opportunity to read the SEC Reports.

(h) General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of such Purchaser, any other general solicitation or general advertisement.

(i) No Legal, Tax or Investment Advice. Such Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Purchaser in connection with the purchase of the Securities constitutes legal, tax or investment advice. Such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities.

(j) Disclosure. Such Purchaser acknowledges and agrees that the Company is not making any representation or warranty and has not made any representation or warranty other than those set forth in the Transaction Documents. In addition, such Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and relating to the offer and sale of the Securities that have been requested by such Purchaser. The Company acknowledges and agrees that the representations contained in Section 3.2 shall not modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

Article IV. OTHER AGREEMENTS OF THE PARTIES

4.1 Legends.  (a)  The Securities may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.  As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and the Registration Rights Agreement and shall have the rights and obligations of a Purchaser under this Agreement and the Registration Rights Agreement.

(b)Each Purchaser understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Each Purchaser agrees that all certificates or other instruments representing the Shares subject to this Agreement (or the Conversion Shares) will bear a legend substantially to the following effect:

 THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and the Registration Rights Agreement and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties.  Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith.  Further, no notice shall be required of such pledge. At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders (as defined in the Registration Rights Agreement) thereunder.

(a) Instruments, whether certificated or uncertificated, evidencing the Shares and Conversion Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof), (i) while a registration statement covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Shares or Conversion Shares pursuant to Rule 144, (iii) if such Shares or Conversion Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares and Conversion Shares and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).  Promptly after the registration statement covering the resale of the Warrant Shares and the Conversion Shares is effective (the “Effective Date”), the Company shall cause its counsel to issue a legal opinion to the Transfer Agent if required by the Transfer Agent to effect the removal of the legend hereunder.  If all or any Preferred Stock is converted or all or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares and the Conversion Shares, or if such Shares or Warrant Shares and Conversion Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144, or if the Shares or Warrant Shares and Conversion Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares or Warrant Shares and Conversion Shares or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Warrant Shares and Conversion Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4.1(c), it will, no later than three Trading Days following the delivery by a Purchaser to the Company or the Transfer Agent of a certificate or book entry (at the election of such Purchaser, provided absent instructions to the contrary the default shall be book-entry) representing Shares or Warrant Shares or Conversion Shares, as the case may be, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate or unrestricted book entry (at the election of such Purchaser, provided absent instructions to the contrary the default shall be book-entry) representing such shares that is free from all restrictive and other legends.  The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4.  Instruments, whether certificated or uncertificated, for Securities subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by such Purchaser.

(b) Each Purchaser, severally and not jointly, agrees with the Company that such Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from instruments representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance upon this understanding.

4.2 Furnishing of Information.   Until the earliest of the time that (i) no Purchaser owns Securities or (ii) the Warrants have expired, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

4.3 Participation Rights.  At any time after the date hereof, for so long as (i) Velan and its Affiliates or (ii) Caligan and its Affiliates (each of (i) and (ii) a “Purchaser” for purposes of this Section 4.3) owns a number of shares of Common Stock equal to at least 25% of the shares of Common Stock purchased hereunder (an as-converted basis) by such Purchaser, if the Company proposes to offer or sell any New Securities (a “Subsequent Financing”), the Company shall offer such New Securities to such Purchaser as follows:

(a) The Company shall give notice (the “Offer Notice”) to such Purchaser (y) in the case of a private placement of New Securities, no later than five  (5) Business Days prior to the date of a definitive agreement related thereto and (z) in the case of a registered offering of New Securities, on the date of the final prospectus related thereto, in each case, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities; provided, however, that in the event of a private placement, the Offer Notice shall include such information regarding the number of New Securities to be offered and the price and terms of such offering that is known to the Company at such time of delivery of the Offer Notice, with such additional information to be provided promptly after such additional information becomes available to the Company. By executing this Agreement, each Purchaser that receives an Offer Notice acknowledges that the Offer Notice may constitute material non-public information of the Company and agrees not to trade in the securities of the Company until the Company has either confirmed in writing to the Investor that the transaction with respect to the Subsequent Financing has been abandoned or has publicly disclosed its intention to issue the Common Stock in the Subsequent Financing, which the Company shall do promptly.

(b) By notification to and received by the Company within five (5) Business Days after the date the Offer Notice is given (the “Notice Termination Time”), a Purchaser may elect to purchase or otherwise acquire in a separate private placement, at the price and on the terms specified in the Offer Notice, up to such number of New Securities which equals the proportion that the Common Stock then held by Investor bears to the total Common Stock of the Company then outstanding, assuming the sale of New Securities in the Subsequent Financing and the full conversion and/or exercise, as applicable, of all Derivative Securities then outstanding (without regard to any limitations on conversion). If the Company receives no such notice from Investor as of such Notice Termination Time, Investor shall be deemed to have notified the Company that it does not elect to participate in such private placement. Any offer made pursuant to Section 4.3(a) or sale pursuant to this Section 4.3(b) shall be made without registration under the Securities Act pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder as a transaction not involving a public offering. The closing of any sale pursuant to this Section 4.3(b) shall be subject to the closing of the Subsequent Financing and must occur within the later of 30 days of (i) the date that the Offer Notice is given and (ii) the date of the initial sale of New Securities pursuant to Section 4.3(c).

(c) The rights in this Section 4.3 shall not be applicable to:

(i) shares of Common Stock or Derivative Securities issued in connection with any merger, acquisition, or business combination;

(ii) shares of Common Stock or Derivative Securities issued in connection with any commercial transaction approved by the Board of Directors (including but not limited to the licensing of technology and intellectual property);

(iii) shares of Common Stock or Derivative Securities issued as a dividend, stock split, reverse stock split, split-up or other distribution on shares of Common Stock;

(iv) shares of Common Stock or Derivative Securities issued to employees or directors of, or consultants or advisors or contractors to, the Company or any of its Subsidiaries pursuant to a plan, agreement or arrangement approved by the Board or the compensation committee of the Board of Directors, including inducement awards issued pursuant to applicable Nasdaq rules;

(v) shares of Common Stock or Derivative Securities actually issued upon the exercise, conversion, exchange or settlement of Derivative Securities, provided such issuance is pursuant to the terms of such Derivative Security;

(vi) shares of Common Stock or Derivative Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing, or real property leasing transaction approved by the Board of Directors;

(vii) shares of Common Stock issued pursuant to at-the-market or equity line of credit programs; and

(viii) shares of Common Stock issued pursuant to an employee stock purchase plan, including the Company’s 2010 Employee Stock Purchase Plan, as may be amended from time to time.

(d)Notwithstanding anything herein to the contrary, no Purchaser may exercise its rights pursuant to this Section 4.3 in a manner or situation that would require the Company to obtain a vote of its stockholders under applicable Nasdaq rules.

4.4 Securities Laws Disclosure; Publicity. The Company shall (a) on or after the date hereof, issue a press release reasonably acceptable to the Purchasers disclosing the material terms of the transactions contemplated by this Agreement (the “Press Release”) and a Current Report on Form 8-K describing the terms of the Transaction

Documents and including the Press Release and the forms of the Transaction Documents, as exhibits thereto, with the Commission (the “Press Release 8-K”), and (b) file a Current Report on Form 8-K describing the terms of the Transaction Documents and including the Transaction Documents as exhibits thereto, with the Commission, no later than 9:00 A.M. Eastern time on the first (1st) Trading Day immediately following the Closing (the “Closing 8-K”).The Press Release 8-K and the Closing 8-K may be combined at the option of the Company. From and after the issuance of the Closing 8-K, no Purchaser shall be in possession of any material, non-public information received from the Company or any of its officers, directors, employees or agents with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, except for any material, non-public information provided to the Purchasers as a result of representatives of the Purchasers serving on the Board of Directors, or pursuant to a written confidentiality agreement entered into with such Purchaser after the date hereof. The Company and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior written consent of such Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (a) the filing of the Press Release and form of Transaction Documents, (b) as required by federal securities law in connection with the filing of the Closing 8-K and final Transaction Documents (including signature pages thereto) with the Commission after the Tranche 1 Closing Date and (c) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under this clause (c).

4.5 Use of Proceeds. The Company shall use the net proceeds of the Tranche 1 Closing to fund development and commercialization of the Company’s existing and pipeline drugs, maintenance of the Company’s credit facility and corporate purposes substantially related to the commercialization of the Company’s existing and pipeline drugs (including without limitation, general and administrative and research and development expenses, in each case, primarily related to such business and the maintenance of the Company’s infrastructure to continue such business), as well as the Repurchase. The Company shall use the net proceeds of the Tranche 2 Closing to fund potential in-licenses or acquisitions of new technologies, products or businesses in ophthalmology, subject to the limitations set forth in Section 2.1(b).

4.6 Indemnification of Purchasers. Subject to the provisions of this Section 4.6, the Company will indemnify and hold each Purchaser and its directors, officers, stockholders, members, partners and employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, stockholders, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against a Purchaser in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon (i) a breach of such Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser may have with any such stockholder, (ii) any violations by such Purchaser of state or federal securities laws or (iii) any conduct by such Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (A) the employment thereof has been specifically authorized by the Company in writing, (B) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (C) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 4.4 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others, and any liabilities the Company may be subject to pursuant to law.

4.7 Equal Treatment of Purchasers. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

4.8 Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it, nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material, non-public information unless such material non-public information is provided by the Company to the Purchasers as a result of a representative of the Purchasers serving on the Board of Directors, or pursuant to a written confidentiality agreement entered into with such Purchaser after the date hereof. The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

4.9 Reservation of Preferred Stock and Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Preferred Stock and Conversion Shares for the purpose of enabling the Company to issue Shares pursuant to this Agreement and Warrant Shares pursuant to any exercise of the Warrants.

4.10 Voting Agreement.  Prior to Stockholder Approval, the Company hereby agrees not to amend, modify or alter, or waive any provision in, the Voting and Investor Rights Agreement dated as of April 14, 2021, between the Company and Ocumension Therapeutics, without the written consent of the Preferred Majority.

4.11 Listing of Common Stock. The Company hereby agrees to use its commercially reasonable efforts to maintain the listing or quotation of the Common Stock on the Trading Market on which it is currently listed, and concurrently with or prior to the Closing, the Company shall file a Notification Form: Listing of Additional Shares to apply to list or quote all of the Conversion Shares and Warrant Shares on such Trading Market, file a Notification Form: Change in the Number of Shares Outstanding with such Trading Market and promptly secure the listing of all of the Conversion Shares and Warrant Shares on such Trading Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will then include in such application all of the Conversion Shares and Warrant Shares, and will take such other action as is necessary to cause all of the Conversion Shares and Warrant Shares to be listed or quoted on such other Trading Market as promptly as possible. The Company will then take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

4.12 Preparation of the Proxy Statement and Company’s Stockholders Meeting.

(a) The Company shall use its reasonable best efforts to call, hold and convene a meeting of its stockholders to vote on the approval of transactions contemplated by this Agreement, including the issuance of all of the Conversion Shares and Warrant Shares in excess of the Exchange Cap and the Change of Control Cap as required under the rules of the Trading Market (such approval, the “Stockholder Approval” and such meeting, the “Company Stockholders Meeting”). The Board of Directors shall recommend to the Company stockholders that the Company stockholders vote in favor thereof, as required under applicable Nasdaq rules (the “Recommendation”) and shall include such Recommendation in the Proxy Statement.  In connection with the Company Stockholders Meeting, the Company shall prepare and file with the Commission the Proxy Statement in preliminary form, and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the Commission with respect thereto. The Company shall use its reasonable best efforts to prepare and file with the Commission the definitive Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the filing of the definitive Proxy Statement with the Commission. The Company shall take any action required to be taken under any applicable state securities laws in connection with this Agreement. The Company shall notify the Purchasers promptly of the receipt of any written comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply the Purchasers with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing the preliminary or definitive Proxy Statement (or any amendment or supplement thereto) or responding to the comments of the Commission with respect thereto, the Company (i) shall provide the Purchasers a reasonable opportunity to review such document or response and (ii) shall consider in good faith comments proposed by the Purchasers on such document or response. If, despite the Company’s reasonable best efforts the Stockholder Approval is not obtained at the Company Stockholders Meeting, the Company shall cause an additional Stockholder Meeting to be held within 90 days later. If, despite the Company’s reasonable best efforts the Stockholder Approval is not obtained after such subsequent stockholder meeting, the Company shall cause an additional Stockholder Meeting to be held semi-annually thereafter until such Stockholder Approval is obtained. Notwithstanding the foregoing, the Company shall not be required to hold a Stockholder Meeting or seek Stockholder Approval any time following the time when, if upon full exercise of the Warrants and conversion of the Preferred Stock, the issuance of the Conversion Shares and the Warrant Shares would not exceed the Change in Control Cap or the Exchange Cap.

(b) Until the Tranche 1 Closing, the Company shall not, and shall instruct its directors, officers, managers, partners, financial advisors and other Representatives not to, directly or indirectly, knowingly encourage, solicit, initiate or continue any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any person or entity concerning any merger, sale of any material portion of the assets, sale of more than 2% of the outstanding shares of capital stock or similar transaction involving the Company or enter into any agreement with respect thereto, and each of them shall terminate and cease any existing activities, discussions or negotiations with respect to the foregoing.

4.13 Confidentiality. Each Purchaser, severally and not jointly with the other Purchasers, covenants that such Purchaser will maintain the confidentiality of any confidential or material non-public information of the Company provided to it by or on behalf of the Company prior to or after the date of this Agreement, whether pursuant to a written confidentiality agreement, or as a result of such Purchaser having a representative on the Board of Directors; provided, however, each Purchaser may disclose such confidential and material non-public information of the Company to such Purchaser’s employees, agents, and representatives who need to know such information for the purposes of this Agreement and such Purchaser advises such employees, agents and representatives of the confidentiality restrictions contained herein, and in accordance with its reporting obligations to its limited partners. Each Purchaser’s obligations under this Section 4.12 shall not apply to confidential information that (a) without any breach by such Purchaser of this Section 4.12 was in the public domain at or subsequent to the time communicated to such Purchaser by the Company; (b) was rightfully in such Purchaser’s possession free of any obligation of confidentiality to the Company at the time communicated to such Purchaser by the Company; (c) was received from a third party who rightfully disclosed it to such Party without an obligation of confidentiality to the Company on its subsequent disclosure; or (d) was developed by employees or agents of such Purchaser independently of and without reference to any confidential information. In addition, any disclosure of any portion of confidential or material non-public information of the Company either (i) in response to a valid order by a court or other governmental body, or (ii) otherwise required by law, shall not be considered to be a breach of this Section 4.12 or a waiver of confidentiality for other purposes; provided, however, that such Purchaser shall provide prompt prior written notice thereof to the Company to enable the Company to seek a protective order or otherwise prevent such disclosure.

4.14 Board of Directors Matters; Observers.

(a) The Board of Directors shall elect, (i) effective as of the Tranche 1 Closing, one designee of each of (i) Caligan and its Affiliates and (ii) Velan and its Affiliates (each of (i) and (ii), a “Purchaser” for purposes of this Section 4.14), which Caligan designee shall initially be Mike Kaseta and which Velan designee shall initially be Adam Morgan (or such other individuals designated by the applicable Purchasers (including in the event any of its designees is unable to serve, or no longer serves, as a director for any reason), which other individuals are acceptable to the Company, such acceptance not to be unreasonably withheld) to the Board of Directors of the Company, to serve as a Class I  Director and a Class III Director, respectively (as such term is defined in the Company’s Restated Certificate of Incorporation as filed with the Secretary of State of Delaware) with such designee’s initial terms expiring at the Company’s 2023 and 2025 annual meetings of stockholders, respectively, and (ii) effective as of the Tranche 2 Closing, one additional individual mutually agreed upon and designated by the Purchasers to the Board of Directors of the Company, which other individual shall be acceptable to the Company (such acceptance not to be unreasonably withheld) (collectively, the “Board Representation Right”). Each Purchaser shall retain its Board Representation Right for so long as such Purchaser owns 50% of the shares of Common Stock (calculated on an as-converted basis) such Purchaser acquired pursuant to this Agreement and the transactions contemplated hereby; provided that such Board Representation Right shall be subject to compliance with applicable Nasdaq rules, and the number of designees to which either Purchaser is entitled in any year shall be automatically reduced if required by such rules. The Board of Directors shall also accept the resignations of (i) two incumbent directors effective as of the Tranche 1 Closing and (ii) one additional incumbent director effective as of the Tranche 2 Closing, such that the size of the Board of Directors shall not be increased in connection with the director appointments pursuant to the Board Representation Right.  Further, the Board of Directors shall reduce to no more than seven directors, including the Purchaser-designated directors, no later than the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”), whereat the Company shall submit to its stockholders a proposal to declassify the structure of the Board of Directors on a phased-in basis, such that, if approved by the Company’s stockholders, directors elected at and subsequent to the 2024 Annual Meeting shall be elected to one-year terms and the entire Board of Directors shall be annually elected beginning with the Company’s 2026 annual meeting of stockholders (the “Declassification Proposal”). The Board of Directors shall recommend in favor of, and use its reasonable best efforts to solicit stockholder approval of the Declassification Proposal at the 2024 Annual Meeting and to have all directors and executive officers of the Company vote all shares of Common Stock beneficially owned by them and over which they have voting control in favor of the Declassification Proposal. Immediately following the appointment of each Purchaser designee to the Board of Directors, the Company shall (a) add such designee as a covered party under the Company’s current director and officer insurance policy, and (b) deliver to such designee an indemnification agreement, duly executed by the Company and in the same form entered into by the Company with each of the Company’s other directors.

(b) So long as either Purchaser retains the Board Representation Right, the Company shall invite a representative of the Purchasers, to be mutually agreed upon and designated by the Purchasers (or, if only one Purchaser retains the Board Representation Right, a representative designated by such Purchaser) to attend all meetings of the Board of Directors in a nonvoting observer capacity, and, in this respect, the Company shall give such observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided,  however, that such observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such observer from any meeting or portion thereof if access to such information or attendance at such meeting could reasonably be expected to adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Purchaser or its representative is a competitor of the Company. The initial observer designated by the Purchasers shall be David Johnson. Notwithstanding the foregoing, no Purchaser shall have any rights under this Section 4.14(b) following the Tranche 2 Closing.

4.15 Equity Plan Matters.  The Company and the Preferred Majority, each acting reasonably, will mutually agree with respect to amending the Company’s 2019 Omnibus Incentive Plan, or creating a new 2023 Omnibus Incentive Plan, including the size of such plans and a new option pool for employees.  The Purchasers hereby agree to vote their shares in favor of such proposals by the Company at any meeting of stockholders of the Company. In connection with the foregoing, the Company shall use its commercially reasonable best efforts to obtain waivers of any change of control provision triggered by the transactions contemplated by this Agreement or the conversion of the Shares from its executives and key employees.

4.16       Conversion and Exercise Procedures.  Each of the form of Notice of Exercise included in the Warrants and the form of Notice of Conversion included in the Certificate of Designation set forth the totality of the procedures required of the Purchasers in order to exercise the Warrants or convert the Preferred Stock.  Without limiting the preceding sentences, no ink-original Notice of Exercise or Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise or Notice of Conversion form be required in order to exercise the Warrants or convert the Preferred Stock, unless required by the Transfer Agent.  No additional legal opinion, other information or instructions shall be required of the Purchasers to exercise their Warrants or convert their Preferred Stock.  The Company shall honor exercises of the Warrants and conversions of the Preferred Stock and shall deliver Warrant Shares and Conversion Shares, respectively, in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.17 No Integrated Offering.  None of the Company, its Subsidiaries or any Person acting on their behalf will take any action or steps that would require registration of the issuance of any of the Securities under the Securities Act or cause the offering of any of the Securities to be integrated with other offerings such that the offerings would require the approval of the stockholders of the Company for purposes of the Securities Act or any applicable stockholder approval provisions.

4.18 Absence of Certain Changes or Events. From the date of this Agreement to the Tranche 1 Closing Date, the Company shall conduct its business in the ordinary course of business consistent with past practices.

Article V. REGISTER; TRANSFER AGENT INSTRUCTIONS

5.1 Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company or its Transfer Agent as the Company may designate by notice to each holder of Securities), a register for the Shares in which the Company shall record the name and address of the Person in whose name the Shares have been issued (including the name and address of each transferee), the stated value of the Shares held by such Person and the number of Conversion Shares issuable upon conversion of the Shares. The Company shall keep the register open and available during business hours for inspection by any Purchaser or its legal representatives upon one (1) Business Day prior written request by such Purchaser or its legal representatives.

5.2 Transfer Agent Instructions. The Company shall deliver the Transfer Agent Instructions to the Transfer Agent promptly following Stockholder Approval (or in the absence of Stockholder Approval, following the Company Stockholder Meeting, upon receipt of notice of conversion from a holder of Shares pursuant to the Certificate of Designation), and any subsequent transfer agent, with instructions to issue certificates or credit shares to the applicable balance accounts at DTC, registered in the name of each Purchaser or its respective nominee(s), for the Conversion Shares issued upon conversion of the Shares and the Warrant Shares issued upon exercise of the Warrants in such amounts as specified from time to time by each Purchaser to the Company upon conversion of the Shares or exercise of the Warrants, as applicable. The Company warrants that no instruction other than the Transfer Agent Instructions referred to in this Section 5.2 will be given by the Company to the Transfer Agent, and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the other Transaction Documents. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Purchaser. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5.2 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5.2, that a Purchaser shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

Article VI. MISCELLANEOUS

6.1 Termination. This Agreement shall automatically terminate if the Tranche 1 Closing has not been consummated on or before April 15, 2023; provided,  however, that no such termination will affect the right of any party to sue for any breach by any other party (or parties). Notwithstanding the foregoing, the Company and each Purchaser, with respect to such Purchaser only and without any effect whatsoever on the obligations between the Company and any other Purchaser, may, by mutual written agreement, extend the term of this Agreement.

6.2 Fees and Expenses. Except as expressly set forth in this Section 6.2 to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any exercise notice delivered by a Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers. Notwithstanding the foregoing, the Company shall reimburse (a) the Purchasers for their reasonable and documented fees and disbursements of counsel, in an amount not to exceed $225,000 in the aggregate; provided that in the event either such Purchaser fails to consummate the transaction contemplated hereby when the Company has satisfied each of the conditions to Closing set forth in Section 2.3(b) and complied with Section 2.3(c), the Company shall have no obligation to reimburse the fees of such Purchaser.

6.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties solely with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, solely with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. For the avoidance of doubt, the parties acknowledge and agree that each of the confidentiality agreements entered into prior to the date hereof between any Purchaser and the Company is superseded by entry into this Agreement and the parties hereby agree that each such agreement shall be deemed terminated in its entirety and of no further force or effect, in each case effective as of the execution of this Agreement by the Company and the applicable Purchaser who is a counterparty to such agreement (or an Affiliate of such Purchaser).

6.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address set forth on the signature pages attached hereto prior to 5:30 p.m. (Eastern time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (Eastern time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

6.5 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed by the Company and the Preferred Majority; provided,  however, that (a) if any amendment or waiver of this Agreement adversely and directly affects the rights of any Purchaser in a materially adverse and different manner than the other Purchasers, such amendment or waiver shall also require the written consent of such adversely affected Purchaser, and (b) with respect to any amendment or waiver of Section 6.1, or that changes the Per Share Purchase Price or applicable Subscription Amount of any Purchaser, such amendment or waiver shall require the written consent of a Purchaser in order to bind such Purchaser. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Purchaser and the Company. Notwithstanding the foregoing, additional Persons purchasing Units under this Agreement may become parties as Purchasers under this Agreement, by executing a counterpart of this Agreement, without any amendment of this Agreement pursuant to this Section 6.5 or any consent or approval of any other Purchaser other than the Lead Purchaser.

6.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger). Prior to the Closing Date, no Purchaser may assign any or all of its rights under this Agreement to any Person (other than to an Affiliate) without the prior written consent of the Company. If, after the Closing Date, any Purchaser is permitted to assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, such transferee shall agree in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

6.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.6.

6.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

6.10 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Securities, provided,  however, that the representations and warranties of the Company contained herein shall terminate with respect to a Purchaser when such Purchaser no longer holds any Securities.

6.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

6.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

6.13 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also execute a customary affidavit and pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

6.14 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

6.15 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

6.16 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

6.17 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Preferred Stock or Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Preferred Stock or Common Stock that occur after the date of this Agreement.

6.18 WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

 (Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ALIMERA SCIENCES, INC.		Address for Notice:

By:	/s/ Rick Eiswirth	6310 Town Square, Suite 400
	Name: Rick Eiswirth	Alpharetta, GA 30005
	Title: Chief Executive Officer	Facsimile:
With a copy to (which shall not constitute notice):		Email:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP One Marina Park Drive, Suite 900 Boston, MA 02210 Attention: Keith Scherer

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASERS FOLLOWS]

[ISSUER SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Velan Capital Master Fund LP

By: Velan Capital Holdings LLC
General Partner

Signature of Authorized Signatory of Purchaser:	/s/ Adam Morgan

Name of Authorized Signatory:	Adam Morgan

Title of Authorized Signatory:	Managing Member

Email Address of Authorized Signatory:

Facsimile Number of Authorized Signatory:

Address for Notice to Purchaser:

With a copy to:

Address for Delivery of Warrants to Purchaser (if not same as address for notice):

Tranche 1 Subscription Amount: $
Tranche 2 Subscription Amount: $

[PURCHASER SIGNATURE PAGES TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	BOOTHBAY ABSOLUTE RETURN STRATEGIES LP

By: Caligan Partners LP, its investment manager

Signature of Authorized Signatory of Purchaser:	/s/ David Johnson

Name of Authorized Signatory:	David Johnson

Title of Authorized Signatory:	Managing Member

Email Address of Authorized Signatory:

Facsimile Number of Authorized Signatory:

Address for Notice to Purchaser:

With a copy to:

Address for Delivery of Warrants to Purchaser (if not same as address for notice):

Tranche 1 Subscription Amount: $
Tranche 2 Subscription Amount: $

[PURCHASER SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	BOOTHBAY DIVERSIFIED ALPHA FUND MASTER FUND LP

By: Caligan Partners LP, its investment manager

Signature of Authorized Signatory of Purchaser:	/s/ David Johnson

Name of Authorized Signatory:	David Johnson

Title of Authorized Signatory:	Managing Member

Email Address of Authorized Signatory:

Facsimile Number of Authorized Signatory:

Address for Notice to Purchaser:

With a copy to:

Address for Delivery of Warrants to Purchaser (if not same as address for notice):

Tranche 1 Subscription Amount: $
Tranche 2 Subscription Amount: $

[PURCHASER SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	CALIGAN PARTNERS MASTER FUND LP

By: Caligan Partners LP, its investment manager

Signature of Authorized Signatory of Purchaser:	/s/ David Johnson

Name of Authorized Signatory:	David Johnson

Title of Authorized Signatory:	Managing Member

Email Address of Authorized Signatory:

Facsimile Number of Authorized Signatory:

Address for Notice to Purchaser:

With a copy to:

Address for Delivery of Warrants to Purchaser (if not same as address for notice):

Tranche 1 Subscription Amount: $
Tranche 2 Subscription Amount: $

[PURCHASER SIGNATURE PAGES TO SECURITIES PURCHASE AGREEMENT]

Exhibit A common STOCK PURCHASE WARRANT [PURCHASER SIGNATURE PAGES TO SECURITIES PURCHASE AGREEMENT]

SCHEDULE A

Tranche 1 Closing

Purchaser Entities	Shares of Series B Convertible Preferred Stock	Warrants	Aggregate Purchase Price
Velan Capital Master Fund LP	6,000	2,857,143	$6,000,000
Caligan Partners LP, as investment manager for Boothbay Absolute Return Strategies LP	2,100	1,000,000	$2,100,000
Caligan Partners LP, as investment manager for Boothbay Diversified Alpha Fund Master Fund LP	1,400	666,667	$1,400,000
Caligan Partners LP, as investment manager for Caligan Partners Master Fund LP	2,500	1,190,476	$2,500,000
Total	12,000	5,714,286	$12,000,000

SCHEDULE B

Tranche 2 Closing

Purchaser Entities	Shares of Series B Convertible Preferred Stock	Aggregate Purchase Price
Velan Capital Master Fund LP	7,500	$7,500,000
Caligan Partners LP, as investment manager for Boothbay Absolute Return Strategies LP	2,625	$2,625,000
Caligan Partners LP, as investment manager for Boothbay Diversified Alpha Fund Master Fund LP	1,750	$1,750,000
Caligan Partners LP, as investment manager for Caligan Partners Master Fund LP	3,125	$3,125,000
Total	15,000	$15,000